EXHIBIT

ITEM 10(ii)A(8)

Amendment to the Salary Continuation Agreement Dated December 31,1993

AMENDMENT

TO THE SALARY CONTINUATION

AGREEMENT

DATED DECEMBER 31, 1993

This Amendment, made and entered into this 16th day of August, 2001, by and between Monterey County Bank, a Bank organized and existing under the laws of the State of California, hereinafter referred to as the, “Bank”, and Charles T. Chrietzberg, Jr., a Key Employee and Executive of the Bank, hereinafter referred to as the, “Executive”, shall effectively amend the Salary Continuation Agreement dated December 31, 1993 as specifically set forth herein pursuant to ARTICLE XII, MISCELLANEOUS, paragraph 12.01, Amendment, of said agreement.  The Salary Continuation Agreement shall be amended as follows:

1.) ARTICLE II, BENEFITS, subparagraph 2.03(a), Retirement, shall be amended to delete the annual sum of Seventy-five Thousand Dollars ($ 75,000.00) and replace it with an annual sum of ninety thousand and 00/100ths Dollars ($90,000.00).

This amendment shall have the effect of increasing the benefit to $ 90,000.00 per year until the death of the Executive.

This Amendment shall be effective the 16th day of August, 2001, and the terms set forth hereinabove shall supercede the specific terms of the December 31, 1993 agreement.  To the extent that any terms of said agreement are not specifically amended herein, or in any other amendment thereto, said terms shall remain in full force and effect as set forth in said December 31, 1993 agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, upon execution, each has received a conforming copy.

MONTEREY COUNTY BANK
Monterey, California

/s/ Dorina Chan	By:	/s/ Bruce N. Warner, Sr. Vice President
Witness	Title

/s/ Dorina Chan	/s/ Charles T. Chrietzberg, Jr.
Witness	Charles T. Chrietzberg, Jr.